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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    AND EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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     Rule 14a-6(e)(2))

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[ ] Soliciting Material Pursuant to sec. 240.14a-12

                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)

                              JOHN N. KAPOOR, PH.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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                              JOHN N. KAPOOR, PH.D.
                          225 DEERPATH ROAD, SUITE 250
                           LAKE FOREST, ILLINOIS 60045

                                                                 October 1, 2004

Dear Fellow NeoPharm Stockholder:

Your company, NeoPharm, Inc., is at a crossroads. One path holds the promise of a bright future and restored stockholder value. The other path is business as usual, with the same "DO NOTHING" board who I believe is the cause of the current serious problems at NeoPharm.

    THE OTHER INCUMBENT DIRECTORS HAVE SAT IDLY BY THROUGH A MASSIVE DECLINE
                      IN STOCKHOLDER VALUE IN YOUR COMPANY

In the last seven months, NeoPharm's drastic stock price decline has been astonishing. THE ACTIONS AND INACTIONS OF THE OTHER INCUMBENT DIRECTORS HAVE ERASED APPROXIMATELY 70%, OR APPROXIMATELY $335 MILLION, OF YOUR COMPANY'S STOCK VALUE. Even more astounding, the Other Incumbent Directors have never offered you, the true owners of NeoPharm, any explanation for this precipitous decline and have outlined no plan for restoring stockholder value.

The Other Incumbent Directors fail to see the need for change. Until I filed consent solicitation materials, they saw no need to reduce the cash burn rate, no need to streamline clinical trials, no need to focus more clearly on rapidly commercializing key drug candidates, and no need to improve budgeting. With regard to budgeting, Dr. Kaveh T. Safavi, the Chairman of the audit committee, once remarked to me, in an e-mail exchange when I was pressing for better budgeting, that it was his belief that "the Budget is not really an authorization to spend money - it is really a governance and strategy roadmap". It is no wonder that NeoPharm desperately needs reform.

Instead of reform, however, the Other Incumbent Directors gambled that the Company would receive a tremendous award in the Pharmacia arbitration.

      - As we all know, their result in the arbitration was total failure and cost the Company and its stockholders approximately $14.4 million.

      - They never had a contingency plan in the event that the Company lost the arbitration.

      - In fact, the Other Incumbent Directors never had a contingency plan for anything.

The Other Incumbent Directors have been slow in commercializing the Company's products. Slow in realizing that the Company needed change. Slow in implementing changes. In fact, they have been slow in almost every matter relating to the Company. While failing to address the Company's problems in a timely manner, they were quick to award Erick E. Hanson $120,000 per year in his capacity as Chairman.

I believe that NeoPharm stockholders want a change from the "DO NOTHING" style exemplified by the Other Incumbent Directors.

            REAL ACTION IS NEEDED NOW IN ORDER TO MEET THE CHALLENGES
                               FACING YOUR COMPANY

The Other Incumbent Directors never indicated any interest in my ideas and objectives for cutting the Company's cash burn rate, and they consistently refused to have any constructive dialogue about them. It was only after I commenced the consent solicitation that they began to ask me for details, although they would have you believe otherwise.

Based on my experience with NeoPharm and other biopharmaceutical companies, I am confident that the cash burn rate can be cut to approximately $30 million per year. I have pressed the board and management repeatedly to address the cash burn rate, but neither the board nor management could ever credibly explain why the Company is spending the amount of money at the rate it is spending it.

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I believe that NeoPharm's cost structure is in need of a serious overhaul. The
Other Incumbent Directors are looking at programs and trials that they can cut to reduce expenses. I believe that the focus should be on the infrastructure and the bloated organization that they created and now defend.

      - I believe that NeoPharm should only be pursuing four sets of crucial clinical trials: the Phase III PRECISE trials for IL 13-PE38QQR, the Phase I and II trials for LErafAON, the trials for LEP-ETU and the Phase II trials for SN-38.

      - To conduct these trials and to maintain a company to supervise them should simply not require more than $30 million per year. This is very limited clinical trial activity. I am familiar with and have had experience with other biopharmaceutical companies that conduct similar and greater levels of clinical trials with substantially lower expense levels.

      - One example is Introgen Therapeutics, Inc. (NNM: INGN), of which I am the Chairman of the Board and the largest stockholder. Like NeoPharm, it is involved in the development and commercialization of cancer drugs and it is engaging in more clinical trial activity than NeoPharm but has never had a $30 million annual expense level. As an informed investor I am sure you understand the need for early stage biopharmaceutical companies to conserve their cash and that you are familiar with other examples that prove my point.

You should also know that I am no stranger to the need for substantial cost cutting once expenses get out of line. For example, in late 2002 I became concerned about certain expense levels and the declining stock price of First Horizon Pharmaceutical Corporation (NNM: FHRX), a specialty pharmaceutical company of which I am the Chairman of the Board and in which my family and I are the largest stockholder. I recommended that First Horizon undertake a significant reorganization of its operations--with a primary objective of reducing unnecessary costs, and that a new Chief Executive Officer be appointed to implement the reorganization. On May 19, 2003, the change in CEO was announced and my recommendations began to be implemented. The closing price of First Horizon's common stock on the prior day was $2.58. Since that time, First Horizon's stock price closed at $20.01 per share on September 30, 2004.

The Other Incumbent Directors will have you believe that this just "can't be done". That's the response that you would expect from a "DO NOTHING" board that:

      -     sat idly by through a massive decline in stockholder value,

      - repeatedly refused to discuss any of my efforts to get management to address the cash burn rate and other needed reforms, and

      -     still does not understand the problem, much less the solution.

The Other Incumbent Directors have no plan to restore stockholder value.

      - Their "great progress" is claiming to have reduced NeoPharm's "projected net loss" for 2005 to about $43 to $47 million. For a company with approximately $88.6 million of cash as of June 30, 2004, that does not sound like "great progress" to me.

      - They claim, without a shred of credible evidence, that this will allow NeoPharm to operate into Q3 2006.

      - They criticized me for lack of specifics, yet said they would outline "more specific details" of their plan in November 2004. Please sign, date and return the WHITE consent card and join me in seeing to it that they are no longer here in November.

             THE OTHER INCUMBENT DIRECTORS WILL SAY ANYTHING TO KEEP
                   THEIR POSITIONS AND CONTROL OF YOUR COMPANY

The Other Incumbent Directors have made many statements to the effect that I am engaging in this consent solicitation for personal reasons primarily to regain the role of Chairman.

      - Nothing could be further from the truth. If they had done a better job of leading your Company, I would not have engaged in this consent solicitation in the first place.

            o However, now it is of critical importance to hold management accountable and push for the changes that the Other Incumbent Directors are unable or unwilling to implement. I believe that I am the best person to fill that role, at least in the short term and so, if I am successful in this consent solicitation, I intend to ask the new board to elect me Chairman.

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            o     However, I have no interest in another title and I will gladly step down as Chairman at the 2005 annual meeting, or even earlier, if the board decides that a new Chairman is in the best interests of the Company.

            o I certainly do not view the Chairmanship of NeoPharm as a source of income in the way Mr. Hanson does and if I am elected Chairman I will certainly refuse to accept the $120,000 annual payment he receives, or any other payment, for holding that position.

      - And on the subject of personal reasons, you should ask whether Mr. Hanson replacing me as Chairman was his plan for revenge for my forcing him out as CEO of Option Care, Inc. for his poor performance.

Do not believe the spin, misinformation and allegations by the Other Incumbent Directors. These are acts of desperation from a failed "DO NOTHING" board, that will do anything to retain control over your Company. As they have said publicly, they will fight for what in their view is best for what they refer to as "our Company". They still do not realize that it is "your Company".

PLEASE SIGN, DATE AND RETURN THE WHITE CONSENT CARD TODAY.

Thank you for your support.

/s/ John N. Kapoor, Ph.D.

John N. Kapoor, Ph.D.

================================================================================

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                       ENCLOSED WHITE CONSENT CARD TODAY.

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